Exhibit 21.1
LIST OF SUBSIDIARIES OF CVR ENERGY, INC.
     The following is a list of all subsidiaries of CVR Energy, Inc. and their jurisdiction of incorporation or organization.

Entity	Jurisdiction
Coffeyville Refining & Marketing Holdings, Inc.	Delaware
Coffeyville Refining & Marketing, Inc.	Delaware
Coffeyville Nitrogen Fertilizers, Inc.	Delaware
Coffeyville Crude Transportation, Inc.	Delaware
Coffeyville Terminal, Inc.	Delaware
Coffeyville Pipeline, Inc.	Delaware
CL JV Holdings, LLC	Delaware
Coffeyville Resources, LLC	Delaware
Coffeyville Resources Refining & Marketing, LLC	Delaware
Coffeyville Resources Crude Transportation, LLC	Delaware
Coffeyville Resources Terminal, LLC	Delaware
Coffeyville Resources Pipeline, LLC	Delaware
CVR Special GP, LLC	Delaware
CVR Partners, LP	Delaware
Coffeyville Resources Nitrogen Fertilizers, LLC	Delaware
Coffeyville Finance Inc.	Delaware